Exhibit 5.1

Montreal, April 27, 2015

Klox Technologies Inc.

275 Armand-Frappier Blvd.

Laval, Quebec H7V 4A7

Ladies and Gentlemen:

Re:	Klox Technologies Inc. Registration Statement on Form F-1

We have acted as Canadian counsel to Klox Technologies Inc., a corporation existing under the Canada Business Corporations Act (the “Corporation”), in connection with the registration by the Corporation pursuant to a registration statement (the “Registration Statement”) on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the proposed issuance by the Corporation of up to 5,520,000 common shares of its capital stock (the “Shares”), which includes up to 720,000 common shares issuable upon exercise of an over-allotment option proposed to be granted by the Corporation. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an Exhibit.

We understand that the Shares are to be sold by the Corporation pursuant to the terms of an underwriting agreement to be entered into in substantially the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

We have examined the Registration Statement and the form of Underwriting Agreement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, certificates, agreements, documents and other instruments and have examined such statutes and regulations and made such searches and other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Corporation.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the completeness, truth and accuracy of all facts set forth in official public records, certificates and documents supplied or otherwise conveyed to us by public officials and by officers and representatives of the Corporation.

Our opinion below is expressed only with respect to the laws of the Province of Quebec and the federal laws of Canada applicable therein, as in effect on the date of this opinion. We express no opinion on the laws of any jurisdiction other than the Province of Quebec and the federal laws of Canada applicable therein. We do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express herein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued and sold by the Corporation have been duly authorized by the Corporation and, when issued and paid for in the manner described in the Registration Statement and in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

(s) BCF LLP